Exhibit 10.1

RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT

In consideration of the mutual covenants contained herein, Energizer Holdings, Inc. (“Company”), and __________ (“Recipient”) hereby agree as follows:

ARTICLE I – COMPANY COVENANTS

Company hereby covenants:

1.           Award

The Company, pursuant to its 2000 Incentive Stock Plan (the “Plan”), grants to Recipient a Restricted Stock Equivalent Award of ____ restricted common stock equivalents (“Equivalents”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions.

2.           Vesting; Payment

Twenty-five percent of the total Equivalents granted to Recipient (the “Time-Vested Equivalents”) will vest on October 10, 2010 (the “Anniversary Date”). Vesting of the remaining Equivalents granted (the “Performance Equivalents”) is contingent upon achievement of performance targets with respect to the Company’s CAGR, as defined below, for the period from September 30, 2007 through September 30, 2010 (the “Measurement Period”). With respect to those Equivalents, additional percentages of the total Equivalents granted, as indicated below, will vest on the date that the Company publicly releases earnings results for its 2010 fiscal year (“the Announcement Date”) only if the respective CAGR targets are achieved for the Measurement Period.

CAGR	Additional % of Total Equivalents Vesting
8%	5%
9%	15%
10%	25%
11%	35%
12%	45%
13%	55%
14%	65%
15% or greater	75%

Upon vesting, as described above, each Equivalent will convert, at that time into one share of the Company’s $.01 par value Common Stock (“Common Stock”), which will be issued to the Recipient. Any Equivalents which fail to vest as of the Announcement Date will be forfeited and the Recipient will have no further rights with respect thereto.

3.           Additional Cash Payment

At the time of issuance of shares of Common Stock to Recipient, as described in paragraph 2 above, Recipient will also receive an additional cash payment equal to the amount of dividends, if any, which would have been paid on the shares of Common Stock issued to him or her if the Recipient had actually acquired those shares on the date or dates of crediting of his or her Equivalents.  No interest shall be included in the calculation of such additional cash payment.

4.           Acceleration

Notwithstanding the provisions of paragraph 2 above, all Equivalents granted to the Recipient (Time Vested and Performance) will immediately vest, convert into shares of Common Stock and be paid to the Recipient, his or her designated beneficiary, or his or her legal representative, in accordance with the terms of the Plan, in the event of:

(a)        the Recipient’s death; or
(b)        a declaration of Recipient’s total and permanent disability.

5.           Acceleration Upon a Change of Control of Company

Notwithstanding the provisions of paragraph 2 above, upon a Change of Control of the Company, all Time-Vested Equivalents will immediately vest. With respect to the Performance Equivalents, if the Change of Control occurs at or within eighteen (18) months following the date of this Award Agreement, 25% of the total Equivalents granted will also immediately vest.  If the Change of Control occurs more than eighteen (18) months following the date of this Award Agreement, but before September 30, 2010, the Performance Equivalents which will immediately vest will be the greater of:

(a)       25% of the total Equivalents granted, or
(b)
the percentage of total Equivalents granted which would have vested under paragraph 2 above if the Company’s CAGR on the Announcement Date was the actual annualized CAGR, calculated on a trailing four quarters basis, for the period between September 30, 2007 and the last fiscal quarter end prior to the Change of Control for which Company financial results were publicly disclosed.

Any unvested Equivalents which do not vest upon a Change of Control as described in this paragraph shall be forfeited.

6.           Forfeiture

All rights in and to any and all Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock into which they would convert, which have not vested by the Announcement Date, as described in paragraph 2 above, or as described in paragraphs 4 and 5 above, shall be forfeited. In addition, prior to that date, all rights in and to any and all Equivalents granted pursuant to this Award Agreement which have not vested in accordance with the terms hereof, and to any shares of Common Stock into which they would convert, shall be forfeited upon

(a)	the Recipient’s voluntary or involuntary termination of employment;
(b)	a determination by the Committee that the recipient engaged in competition with the Company;
(c)	a determination by the Committee that the recipient engaged in activity or conduct contrary to the best interests of the Company, as described in the Plan; or
(d)	as described in paragraph 5 above.

7.           Shareholder Rights; Adjustment of Equivalents

Recipient shall not be entitled, prior to the conversion of Equivalents into shares of Common Stock, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares.  Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan.  The number of Equivalents credited to Recipient may be adjusted, in the sole discretion of the Nominating and Executive Compensation Committee of the Company’s Board of Directors, in accordance with the provisions of Section VI(F) of the Plan.

8.           Other

The Company reserves the right, as determined by the Committee, to convert this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder.

9.           Definitions:

Change of Control of the Company  shall be deemed to occur when (i) a person, as defined under the U.S. securities laws, acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company (or a successor corporation of the Company).

CAGR shall mean the Company’s compound annual growth rate in earnings per share (as publicly reported by the Company) for the applicable measurement period, rounded to the nearest whole percentage. For purposes of the calculation of CAGR, the determination of annual earnings per share will be based on all-inclusive GAAP results, adjusted only for certain unusual items:

•	extraordinary dividends;
•	stock split-ups; stock dividends or distributions;
•	recapitalizations;
•	any merger of the Company with another corporation;
•	any consolidation of the Company and another corporation into another corporation;
•	any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);
•	any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368);
•	any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;
•	unusual or non-recurring accounting impacts or changes in accounting standards or treatment;
•	unusual or non-recurring accounting treatments related to an acquisition by the Company completed during the period of the award.

ARTICLE II – RECIPIENT COVENANTS

Recipient hereby covenants:

1.	Confidential Information

By executing this Award Agreement, I agree that I shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of my assigned duties and for the benefit of the Company, either during the period of my employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which I shall have obtained during my employment by the Company or an affiliate. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to me; (b) becomes known to the public subsequent to disclosure to me through no wrongful act or mine or any of my representatives; or (c) I am required to disclose by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) or (b) of the preceding sentence, my obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.

2.	Non-Competition.

By executing this Award Agreement, I acknowledge that my services are of a unique nature for the Company that are irreplaceable, and that my performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during my employment with the Company or any affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which I have been involved to any extent (on other than a de minimus basis) at any time during the one (1) year period ending with my date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This subsection shall not prevent me from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.  I agree that the foregoing restrictions are reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company.

3.	Non-Solicitation.

During my employment with the Company or an affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.  I agree that the foregoing restrictions are reasonable, necessary, and enforceable in order to protect the Company’s trade secrets, confidential and proprietary information, goodwill, and loyalty.

4.	Non-Disparagement.

I agree not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services, and the Company, by its execution of this Award Agreement agrees that it and its affiliates and their respective executive officers and directors shall not make any such statements regarding me. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.

5.	Reasonableness.

In the event any of the provisions of this Article II shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

6.	Equitable Relief.

(a)
I acknowledge that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted me this Award Agreement in the absence of such restrictions, and that any violation of any provisions of this Article II will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Award Agreement, I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. I further represent and acknowledge that I have been advised by the Company to consult my own legal counsel in respect of this Award Agreement, and I have had full opportunity, prior to agreeing to accept this Award Agreement, to review thoroughly its terms and provisions with my counsel.

(b)
I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article II, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)	I irrevocably and unconditionally consent to the service of any process, pleadings notices or other papers in an manner permitted by law.

7.	Waiver; Survival of Provisions.

The failure by the Company to enforce at any time any of the provisions of this Article II or to require at any time performance by me of any provisions hereof, shall in no way be construed to be a release of me or waiver of such provisions or to affect the validity of this Award Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Award Agreement. The obligations contained in this Article II shall survive the termination of my employment with the Company or any affiliate and shall be fully enforceable thereafter.

ARTICLE III - OTHER AGREEMENTS

1.	Governing Law.

All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.

2.	Notices.

Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

3.	Entire Agreement.

This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Award Agreement shall be effective unless in writing and signed by all parties hereto.  This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.

4.           Waiver.

No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto.  No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

5.           Counterparts; Effect of Recipient’s Signature.

This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement consisting of seven (7) pages and knowingly and voluntarily accepts all of its terms and conditions.

6.           Effective Date

This Award Agreement shall be deemed to be effective as of the date executed.

IN WITNESS WHEREOF, the Company and Recipient have duly executed this Award Agreement as of October 10, 2007.

ACKNOWLEDGED AND ACCEPTED:                                            ENERGIZER HOLDINGS, INC.

________________________________                                           By:_____________________________
Recipient                                                                                    Ward M. Klein
               Chief Executive Officer

Recipients

W. Klein – 56,000 equivalents
J. McClanathan – 14,000 equivalents
D. Hatfield – 14,000 equivalents
D. Sescleifer – 14,000 equivalents
G. Stratmann – 10,000 equivalents
P. Conrad – 8,000 equivalents